EXHIBIT 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

by and among

KINDRED HEALTHCARE, INC.,

KENTUCKY HOMECARE HOLDINGS, INC.,

KENTUCKY HOSPITAL HOLDINGS, LLC,

and

KENTUCKY HOSPITAL MERGER SUB, INC.

Dated as of December 19, 2017

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Table of Contents

(continued)

		Page

ARTICLE III

EMPLOYEE BENEFITS; LABOR MATTERS

Section 3.01	Employee Transfers	21
Section 3.02	Transfer of Homecare Benefit Plans	22
Section 3.03	Treatment of Legacy Short-Term and Long-Term Cash Compensation Awards	22
Section 3.04	Section 7.07 of Merger Agreement	22

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01	Conditions to Each Party’s Obligation to Effect the Separation Transactions	22
Section 4.02	Conditions to Obligations of Each of HospitalCo Parent and Hospital Merger Sub	22

ARTICLE V
TERMINATION, AMENDMENT AND WAIVER
Section 5.01	Termination by Mutual Consent	23
Section 5.02	Termination By Parent, Hospital Merger Sub or the Company	23
Section 5.03	Termination by Hospital Merger Sub or Parent	23
Section 5.04	Effect of Termination	23
Section 5.05	Amendment	24
Section 5.06	Expenses	24

ARTICLE VI

INDEMNIFICATION

Section 6.01	Survival	24
Section 6.02	Indemnification	25
Section 6.03	Indemnification Procedures	26
Section 6.04	Limitations on Indemnification	28

ARTICLE VII

TAX MATTERS

Section 7.01	Tax Returns	28

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Table of Contents

(continued)

List of Schedules and Exhibits

Schedule 1.04(a)(i)	Transferred Homecare Assets and Transferred Homecare Companies
Schedule 1.04(a)(ii)	Assumed Homecare Liabilities
Schedule 2.05(a)	Hospital Trademarks
Schedule 2.05(b)(i)	Homecare IP
Schedule 2.05(b)(ii)	Hospital IP
Schedule 2.09	Intercompany Accounts

iii

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of December 19, 2017, is by and among Kindred Healthcare, Inc., a Delaware corporation (together with its successors-in-interest, the “Company”), Kentucky Homecare Holdings, Inc., a Delaware corporation (“Parent”), Kentucky Hospital Holdings, LLC, a Delaware limited liability company (“HospitalCo Parent”), and Kentucky Hospital Merger Sub, Inc., a Delaware corporation (“Hospital Merger Sub”). Each of the Company, Parent, HospitalCo Parent and Hospital Merger Sub is referred to herein as a “Party” and, collectively, as the “Parties” and each of Parent, HospitalCo Parent and Hospital Merger Sub is sometimes referred to herein as a “Consortium Party” and, collectively, as the “Consortium Parties”.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, HospitalCo Parent, Kentucky Homecare Merger Sub, Inc. (“Merger Sub”) and the Company, pursuant to which, at the Closing (as defined in the Merger Agreement) (the “Take-Private Closing”) and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into the Company, with the Company continuing its corporate existence under the DGCL as the surviving corporation in such merger (the “Take-Private Merger”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, immediately following the Take-Private Closing, the Company shall consummate the Separation Transactions (as defined herein), including merging with Hospital Merger Sub, with the Company continuing as the surviving limited liability company following such merger, in accordance with the Delaware Limited Liability Company Act (the “LLC Act”); and

WHEREAS, the effectiveness of the Separation Transactions shall be conditioned upon the consummation of the Take-Private Closing.

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

SEPARATION TRANSACTIONS

Section 1.01 KNCLP Contribution Subject to the terms and conditions of this Agreement, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Separation Transactions set forth in Article IV (other than those conditions that by their nature are to be satisfied at or immediately prior to the Hospital Merger Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Hospital Merger Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties, the Company shall, immediately following the Take-Private Closing, cause KHLP to transfer and assign all of its equity interests in KNCLP to New LLC (the “KNCLP Contribution”).

Section 1.02 KNCE Merger. Subject to the terms and conditions of this Agreement, following the KNCLP Contribution, the Company shall cause KNCE to merge with and into New LP (the “KNCE Merger”), with New LP continuing as the surviving entity in such merger.

Section 1.03 Conversion to Limited Liability Company. Subject to the terms and conditions of this Agreement, immediately following the KNCE Merger, the Company shall convert into a limited liability company by causing a certificate of conversion to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and taking all other actions required to effect such conversions pursuant to the LLC Act (the “LLC Conversion”).

Section 1.04 Transfer of Transferred Homecare Companies and Transferred Homecare Assets.

(a) Subject to the terms and conditions of this Agreement, immediately following the completion of the LLC Conversion:

(i) the Company shall (and shall cause its Hospital Entities to) convey, assign, transfer and deliver to Gentiva, and Gentiva shall (and the Company shall cause Gentiva to) acquire and accept from the Company and the Hospital Entities, all of the Company’s and the Hospital Entities’ right, title and interest to (x) the Transferred Homecare Company Interests and the Transferred Homecare Company Agreements, and (y) the Transferred Homecare Assets, in each case subject to all Liens in place immediately prior to such conveyances, assignments, transfers and deliveries (other than Liens that arose in the operation of the Retained Business); and

(ii) concurrently with the actions described in Section 1.04(a)(i), the Company shall (and shall cause the Hospital Entities to) convey, assign and transfer to Gentiva, and Gentiva shall (and the Company shall cause Gentiva to) assume and agree to pay, perform and discharge when due, all of the Assumed Homecare Liabilities (the transactions described in this Section 1.04(a), collectively, the “Homecare Transfers”).

(b) At the closing of the Homecare Transfers:

(i) the Company shall (and shall cause the Hospital Entities to) execute such instruments of sale and transfer or other documents and take such other actions, in each case as are reasonably necessary to (x) convey, assign, transfer and deliver to Gentiva the Transferred Homecare Company Interests, Transferred Homecare Company Agreements and the Transferred Homecare Assets or (y) assign and transfer the Assumed Homecare Liabilities to Gentiva;

(ii) Gentiva shall (and the Company shall cause Gentiva to) execute and deliver such instruments of sale and transfer or other documents and take such other actions, in each case as are reasonably necessary to (x) acquire and accept from the Company or the applicable Hospital Entities the Transferred Homecare Company Interests, Transferred Homecare Company Agreements and the Transferred Homecare Assets or (y) assume and agree to pay, perform and discharge when due the Assumed Homecare Liabilities.

Section 1.05 Distributions of Gentiva.

(a) Subject to the terms and conditions of this Agreement, immediately after the Homecare Transfers:

(i) the Company shall cause Kentucky Healthcare Operating to distribute all of its right, title and interest in the Company Interests of Gentiva to the Company; and

(ii) immediately thereafter, the Company shall distribute all of its right, title and interest in the Company Interests of Gentiva to Homecare Intermediate (the distributions described in this Section 1.03(a), together, the “Gentiva Distributions”).

(b) The Company shall, and shall cause Kentucky Healthcare Operating to, execute such documents and take such actions, in each case as are reasonably necessary to effectuate the Gentiva Distributions.

Section 1.06 Hospital Merger.

(a) Subject to the terms and conditions of this Agreement, immediately after the consummation of the Gentiva Distributions, Hospital Merger Sub shall be merged with and into the Company in accordance with the LLC Act (the “Hospital Merger”, and the closing of the Hospital Merger, the “Hospital Merger Closing,” and the date of the Hospital Merger Closing, the “Closing Date”). As a result of the Hospital Merger, the separate existence of Hospital Merger Sub shall cease and the Company shall continue as the surviving company (the “Surviving Company”) and as an indirectly wholly owned Subsidiary of HospitalCo Parent.

(b) At the Hospital Merger Closing:

(i) HospitalCo Parent and Hospital Merger Sub shall cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the LLC Act, and the Hospital Merger shall become effective at the time such certificate of merger has been duly filed (the “Hospital Merger Effective Time”);

(ii) HospitalCo Parent shall cause the Hospital Merger Consideration to be funded to Hospital Merger Sub. At the Hospital Merger Effective Time, all of the limited liability company interests held by Homecare Intermediate in the Surviving Company shall be converted into the right to receive the Hospital Merger Consideration in the aggregate. Homecare Intermediate shall (and Parent shall cause Homecare Intermediate to) direct the Surviving Company, on behalf of Homecare Intermediate, to deposit into the Payment Fund such portion of the Hospital Merger Consideration as is necessary to satisfy the amount required to be deposited in the Payment Fund to pay the Merger Consideration to holders of shares of Company Common Stock pursuant to Section 2.02(a) of the Merger Agreement.

(c) The Consortium Parties agree to ensure that, immediately following the Take-Private Closing (after giving effect to the Financing (but not taking into account any funds borrowed under any revolving credit facility that is part of the Financing) and the other transactions contemplated by the Merger Agreement), the Homecare Entities will hold or own Cash as at the Hospital Merger Closing equal to $12,500,000. The Consortium Parties further agree that all other Cash of the Company and its Subsidiaries immediately prior to the Hospital Merger Closing shall either be held and owned by the Hospital Entities or distributed by the Homecare Entities to the Company immediately prior to the Hospital Merger Closing.

Section 1.07 Effects of the Hospital Merger. The Hospital Merger shall have the effects set forth in this Agreement and in the applicable provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Hospital Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Hospital Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Hospital Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 1.08 Company LLC Agreement. At the Hospital Merger Effective Time, HospitalCo Parent shall enter into a limited liability company operating agreement of the Surviving Company in a form satisfactory to HospitalCo Parent (the “Company LLC Agreement”), which shall be the limited liability company agreement of the Company until thereafter amended in accordance with the terms thereof.

Section 1.09 Directors and Officers. From and after the Hospital Merger Effective Time, the managers and officers of the Company shall be the managers and officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company LLC Agreement.

Section 1.10 No Assignment.

(a) Notwithstanding Section 1.04, this Agreement shall not constitute an agreement to transfer, and none of the Hospital Entities shall be required to transfer, to Gentiva (or any other Homecare Entity) any Contract constituting a Transferred Homecare Asset, or any Claim, right, or benefit thereunder or resulting therefrom, if an attempted transfer thereof without the consent of any Third Party would constitute a breach or violation of the terms and conditions of such Contract or applicable Law and for which such consent has not been obtained prior to the Homecare Transfers (any such Contract, together with any such Claim, right or benefit, the “Consent Required Contracts”).

(b) Prior to the Homecare Transfers, the Company and Parent shall (and shall cause their respective applicable Subsidiaries to) use reasonable best efforts to obtain all consents required to assign to Gentiva (or any other Homecare Entity as may be designated by Gentiva or Parent) any Contract that would be a Consent Required Contract if the consent of a Third Party to the assignment thereof to Gentiva or its designee was not obtained as of or prior to the consummation of the Homecare Transfers. With respect to each Consent Required Contract, the Company shall, and Parent shall cause Gentiva or its designee to, enter into a commercially reasonable arrangement acceptable to each of the HospitalCo Parent and Parent, to be effective as of, or prior to, the consummation of the Homecare Transfers which will not result in any material violation or breach of, or constitute a material default under, applicable Law or the terms of such Consent Required Contract and under which, as of the consummation of the Homecare Transfers (x) Gentiva would obtain the Claims, rights and benefits under such Consent Required Contract as if such Contract had been fully assigned and transferred to Gentiva effective as of the consummation of the Homecare Transfers, and (y) Gentiva would assume and agree to perform, pay and discharge all Liabilities under such Consent Required Contract as if such Liabilities had been assumed by Gentiva effective as of the consummation of the Homecare Transfers. The Company shall, and shall cause the applicable Hospital Entities to, promptly pay to Gentiva, when received, all monies received by them under any such Consent Required Contract. Parent shall, and shall cause Gentiva to, pay when required any Liabilities under any such Consent Required Contract or promptly reimburse the Company or any other applicable Hospital Entities to the extent the Company or such Hospital Entities have paid any such Liabilities. If and when the consent required to transfer any Consent Required Contract is obtained, the transfer of the applicable Consent Required Contracts shall be promptly effected in accordance with the terms of this Agreement. For twelve (12) months following the Homecare Transfers or such longer period (not to exceed eighteen (18) months following the Homecare Transfers) as may be reasonably requested by Parent by written notice to the Company prior to the expiration of such twelve (12) month period, the Company and Parent shall use their reasonable best efforts to obtain all consents required to assign any Consent Required Contract to Gentiva. Parent shall cause Gentiva to use its reasonable best efforts to assist the Company in obtaining each such consent. Promptly after receipt of any such consent, the Company, Parent and Gentiva shall (or shall cause their applicable Subsidiaries to) execute all such documents and take such other actions as may be reasonably necessary to assign the applicable Consent Required Contract to Gentiva and for Gentiva to assume the Liabilities thereunder.

(c) Except as expressly contemplated in this Section 1.10, any Consent Required Contract shall continue to be considered a Transferred Homecare Asset under this Agreement during any period prior to receipt of the consent of a Third Party required for the assignment thereof to Gentiva or its designee and the effectiveness of such assignment to Gentiva or its designee; provided that (i) there shall be no adjustment to the Hospital Merger Consideration as a result of any Contract being a Consent Required Contract and (ii) subject to the Company’s performance of its obligations under this Section 1.10 in accordance with the terms of hereof, in no event shall the failure (in and of itself) following the Homecare Transfers, to obtain any consent in respect of a Consent Required Contract constitute a breach of this Agreement.

(d) From and after the Hospital Merger Closing, the out-of-pocket costs and expenses associated with any assignments of any Consent Required Contracts contemplated by this Section 1.10, including payments made to Third Party counterparties to such Consent Required Contracts in connection with such assignments or obtaining consents with respect thereto, shall be borne by Parent and HospitalCo Parent in proportion to their Homecare Sharing Percentage and Hospital Sharing Percentage, respectively.

ARTICLE II

Covenants

Section 2.01 Transition Matters.

(a) Promptly following the date hereof, in furtherance of the transactions contemplated by this Agreement, the Consortium Parties shall, and shall cause their Subsidiaries and their respective officers, employees, accountants, legal advisors and other representatives to, develop a transition plan for the separation of the Homecare

Business and the Retained Business, each on a standalone basis (the “Transition Plan”). Until the Hospital Merger Closing or the earlier termination of this Agreement in accordance with its terms, the Consortium Parties shall, and shall cause their Subsidiaries and their respective officers, employees, accountants, legal advisors and other representatives to, cooperate in good faith and use reasonable best efforts to implement such Transition Plan as promptly as practicable (and in accordance with the schedule set forth therein). The Transition Plan shall address: transitional services to be provided for under the Transition Services Agreement and any other transitional agreements; the separation or replacement of Shared Contracts (including steps to assign, partially assign and/or separate such contracts); the separation of the Company’s current integrated IT Systems into separate IT Systems for each of the Homecare Business and the Retained Business; the separation or sharing of other shared assets that are currently used or held for use by both the Homecare Business and the Retained Business (including the determination of what assets shall comprise the Transferred Homecare Assets and assets retained by the Hospital Entities, respectively); a proposed timeline for transitional services and the separation of the Homecare Business and the Retained Business, including those actions contemplated to be taken prior to the Hospital Merger Closing; and such other matters as Parent and HospitalCo Parent may mutually agree; provided that, except as expressly set forth in the Merger Agreement or this Agreement, any action to be taken by the Company or any of its Subsidiaries prior to the Hospital Merger Closing shall require the Company’s prior written consent, not to be unreasonably withheld.

(b) Subject to the terms and conditions of this Agreement, prior to the Hospital Merger Closing, the Company shall, and shall cause its Subsidiaries and their respective officers, employees, accountants, legal advisors and other representatives to, (i) provide all such assistance and cooperation as may be reasonably requested by Parent and/or HospitalCo Parent in connection with the development and preparation of the Transition Plan, the Transition Services Agreement and such other transitional arrangements as may be desired and with the identification of assets and liabilities to be separated or allocated between the Homecare Business, on the one hand, and the Retained Business, on the other hand (including what assets shall comprise the Transferred Homecare Assets), and (ii) execute such instruments and other documents and take such other actions, in each case as may be requested by Parent and/or HospitalCo Parent to implement the transactions contemplated by this Agreement (including the obtaining of any consents) or by the Transition Plan; provided, that except as expressly contemplated under the Merger Agreement or this Agreement (including pursuant to Section 8.02(i) of the Merger Agreement and Section 2.06(b), Section 2.06(c) and Section 2.07 of this Agreement), neither the Company nor any of its Subsidiaries shall be required to, prior to the Take-Private Closing, (A) execute any instruments or documents or take any actions, (B) bear any material out-of-pocket cost or expense, or pay any material fee or make any other material payment to any third party, (C) commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party in order to assign, partially assign, separate, replace or novate any Contract or insurance policy, release or put in place any Guarantee and Credit Support Arrangements, or to obtain any consent otherwise required in connection with any of the transactions contemplated by this Agreement (including pursuant to Section 1.10, Section 2.02 and Section 2.03); or (D) incur any other material liability, in each case of clauses (A) to (D), that would not be conditioned upon or that would be effective prior to the Take-Private Closing.

(c) In addition, Parent and HospitalCo Parent shall each take the following actions:

(i) promptly after the date of this Agreement, appoint a transition manager whose primary responsibility is to plan and execute such transition and manage such Party’s respective transition team;

(ii) promptly after the date of this Agreement, review the technology, business operations and administration capabilities to be so transitioned or migrated, taking into account any issues of separation arising from the Transition Plan;

(iii) establish the respective transition teams;

(iv) set regular meetings of such transition teams during the period between the date of this Agreement and the Hospital Merger Closing;

(v) make available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning; and

(vi) implement the Transition Plan;

provided that all such activities shall be in compliance with applicable Law. The Company shall be permitted to designate one or more representatives who shall be permitted to attend any meeting of the transition teams and otherwise participate in any of the actions set forth in this Section 2.01 or otherwise related to the Transition Plan. Each of Parent and HospitalCo Parent shall, and shall cause their respective transition teams to, consult with the Company and consider in good faith the Company’s recommendations regarding the Transition Plan and the development and implementation thereof. Prior to the Take-Private Closing, representatives of the Company shall be entitled to participate in any communications and negotiations with Third Parties in connection with (A) obtaining any consent required under any Consent Required Contract, (B) assigning, partially assigning, separating, replacing, or obtaining any complete or partial novation of any Shared Contract or any insurance policy, or (C) releasing or putting in place any Guarantee and Credit Support Arrangements.

(d) During the period between the date of this Agreement and the Hospital Merger Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and their respective officers, employees, accountants, legal advisors and other representatives to, cooperate in good faith with Parent and HospitalCo Parent to review and assist Parent and HospitalCo Parent in the preparation of the schedules to the Transition Services Agreement to achieve a separation of the Homecare Business and the Retained Business in accordance with the principles and timeline desired by Parent and HospitalCo Parent.

Section 2.02 Shared Contracts.

(a) Promptly after the date hereof and until the Hospital Merger Closing or the earlier termination of this Agreement in accordance with its terms, the Parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to cause the Shared Contracts to be assigned or partially assigned to a HomecareCo Group Member or a HospitalCo Group Member and/or to be replaced with separate contracts for the Homecare Business and/or the Retained Business, in each case as set forth in the Transition Plan and effective as of the Hospital Merger Closing or such later time or date as may be set forth in the Transition Plan. The Parties shall cooperate and provide reasonable assistance to each other in effecting such partial assignment, separation or replacement of the Shared Contracts.

(b) If, as of the Hospital Merger Closing (or such later time or date as may be set forth in the Transition Plan), any Shared Contract has not been assigned, partially assigned, separated or replaced as set forth in the Transition Plan, then, until (x) the twelve (12) month anniversary of the Hospital Merger Closing or such longer period (not to exceed eighteen (18) months following the Hospital Merger Closing) as may be reasonably requested by Parent by written notice to HospitalCo Parent prior to the expiration of such twelve (12) month period or (y) the earlier expiration or termination of the Shared Contract in accordance with its terms, HospitalCo Parent shall cause the applicable Hospital Entity and Parent shall cause the applicable Homecare Entity to enter into a mutually agreeable arrangement which will not result in a material violation or breach of, or constitute a material default under, applicable Law or the terms of such Shared Contract and under which (i) the Homecare Business or the Retained Business (as the case may be) would obtain such Claims, rights and benefits under such Shared Contract as the Homecare Business or the Retained Business (as the case may be) obtained immediately prior to the Hospital Merger Closing, and (ii) a Homecare Entity or Hospital Entity (as the case may be) would assume and agree to perform, pay and discharge when due all Liabilities under such Shared Contract to the extent related to the Homecare Business or Retained Business (as the case may be). Parent or HospitalCo Parent, as the case may be, shall cause its Subsidiary that is party to such Shared Contract to promptly pay to HospitalCo Parent (or its designated Hospital Entity) or Parent (or its designated Homecare Entity) (as the case may be), when received, all monies received by such Subsidiary to the extent related to the Retained Business or the Homecare Business (as the case may be). Parent or HospitalCo Parent shall or shall cause its applicable Subsidiaries to pay when required any Liabilities under any such Shared Contract or promptly reimburse the party to such Shared Contract to the extent such party has paid (or cause to be paid) any such Liabilities. Unless mutually agreed by Parent and HospitalCo Parent, neither Parent nor HospitalCo Parent (nor any of their respective Subsidiaries) will be obligated to extend or renew any Shared Contract beyond the term of such Shared Contract as in effect immediately prior to the Hospital Merger Closing.

(c) From and after the Hospital Merger Closing, the out-of-pocket costs and expenses associated with any such assignments or separations of Shared Contracts contemplated by this Section 2.02, including payments made to Third Party counterparties to such Shared Contracts in connection therewith, shall be borne by Parent and HospitalCo Parent in proportion to their Homecare Sharing Percentage and Hospital Sharing Percentage, respectively.

Section 2.03 Replacement of Guarantees and Credit Support.

(a) The Parties covenant and agree that:

(i) they shall cooperate and use their respective reasonable best efforts to obtain the full and unconditional release, effective as of the Hospital Merger Closing, of the guarantees extended by the Hospital Entities on behalf of a Homecare Entity or the Homecare Business (“Hospital Guarantees”); and

(ii) they shall cooperate and use their respective reasonable best efforts to put in place, effective as of the Hospital Merger Closing, replacement credit support arrangements from a Homecare Entity reasonably acceptable to the relevant counterparties to substitute for the credit support currently provided by the Hospital Entities on behalf of a Homecare Entity or the Homecare Business (“Hospital Credit Support”).

(b) From and after the Hospital Merger Closing, Parent shall indemnify, pay, reimburse and hold the HospitalCo Group Indemnified Persons harmless from any and all payments required to be made under, and costs and expenses reasonably incurred in connection with, Hospital Guarantees or Hospital Credit Support to the extent relating to the Homecare Business.

(c) The Parties covenant and agree that:

(i) they shall cooperate and use their respective reasonable best efforts to obtain the full and unconditional release, effective as of the Hospital Merger Closing, of the guarantees extended by the Homecare Entities on behalf of a Hospital Entity or the Retained Business (“Homecare Guarantees”); and

(ii) they shall cooperate and use their respective reasonable best efforts to put in place, effective as of the Hospital Merger Closing, replacement credit support arrangements from a Hospital Entity acceptable to the relevant counterparties to substitute for the credit support currently provided by the Homecare Entities on behalf of a Hospital Entity or the Retained Business (“Homecare Credit Support”, and together with the Homecare Guarantees, the Hospital Guarantees and the Hospital Credit Support, collectively the “Guarantee and Credit Support Arrangements”).

(d) From and after the Hospital Merger Closing, HospitalCo Parent shall indemnify, pay, reimburse and hold the HomecareCo Group Indemnified Persons harmless from any and all payments required to be made under, and costs and expenses reasonably incurred in connection with, Homecare Guarantees or Homecare Credit Support to the extent relating to the Retained Business.

(e) It is the intention and understanding of the Parties that, except as may be mutually agreed by Parent and HospitalCo Parent, such Hospital Guarantees, Hospital Credit Support, Homecare Guarantees and Homecare Credit Support shall be canceled and terminated as of the Closing Date, and the released Person and its Affiliates shall have no further obligation or liability (contingent or otherwise) under such Hospital Guarantees, Hospital Credit Support, Homecare Guarantees and Homecare Credit Support from and after the Closing Date; provided, however, that in the event any of the Guarantee and Credit Support Arrangements has not been canceled and terminated as of the Closing Date, HospitalCo Parent or Parent, as applicable, shall, and shall cause its respective Subsidiaries to, keep in place such Guarantee and Credit Support Arrangements as may be mutually agreed between Parent and HospitalCo Parent and shall not take any action to terminate or modify any such mutually agreed Guarantee and Credit Support Arrangement until the earlier of (i) expiration by its terms of such Guarantee and Credit Support Arrangement or (ii) the date on which HospitalCo Parent or Parent, as applicable, provides written confirmation to the other Party that such Guarantee and Credit Support Arrangement (including all obligations and Liabilities of such other Party and its respective Affiliates with respect thereto) has been fully and unconditionally released; provided that each of Parent and HospitalCo Parent shall indemnify, hold harmless and reimburse the other (or its applicable Subsidiaries) for any Liabilities that may be incurred pursuant to such outstanding Guarantee and Credit Support Arrangements.

(f) Prior to the Hospital Merger Closing, the Company shall, and shall cause its Subsidiaries to, provide such assistance and cooperation as Parent and HospitalCo Parent may reasonably request in connection with the actions contemplated by this Section 2.03, including the identification of all Guarantee and Credit Support Arrangements and communication with the beneficiaries of the foregoing.

Section 2.04 Further Assurances; Post-Hospital Merger Closing Transfers.

(a) Each of the Parties will execute and deliver such further instruments of transfer, distribution and assumption or such other documents, and take such actions, as the other Parties may reasonably request in order to effect the purposes of this Agreement and to carry out the terms hereof, in each case subject to and in accordance with the Transition Plan, the Transition Services Agreement, the other terms and conditions of this Agreement and applicable Law. Without limiting the generality of the foregoing, subject to and in accordance with the Transition Plan, the Transition Services Agreement, the other terms and conditions of this Agreement and applicable Law, at any time and from time to time after Hospital Merger Closing:

(i) at the reasonable request of Parent, HospitalCo Parent and the Hospital Entities shall execute and deliver such other instruments of transfer, distribution and assumption and such other documents, and take such actions as Parent may reasonably deem necessary or desirable in order to (x) transfer, convey, assign and deliver to a Homecare Entity any asset, property or right to the extent it relates to or that is used or held for use exclusively in the operation of the Homecare Business, and (y) properly assume and agree to perform, pay and discharge when due any Liability to the extent it relates or arises from the operation of the Hospital Business; and

(ii) at the reasonable request of HospitalCo Parent, Parent and the Homecare Entities shall execute and deliver such other instruments of transfer, distribution and assumption and such other documents, and take such actions as HospitalCo Parent may reasonably deem necessary or desirable in order to (x) transfer, convey, assign and deliver to a Hospital Entity any asset, property or right of a Homecare Entity to the extent it relates to or that is used or held for use exclusively in the operation of the Hospital Business and (y) properly assume and agree to perform, pay and discharge when due any Liability to the extent it relates to or arises from the operation of the Homecare Business.

(b) If at any time following the Hospital Merger Closing, either Parent or HospitalCo Parent (or any Subsidiary thereof) shall receive or otherwise possess any asset that is or was, prior to the Hospital Merger Closing, used or held for use exclusively in the other’s business (in the case of Parent, the Transferred Homecare Assets, and in the case of HospitalCo Parent, assets that do not constitute Transferred Homecare Assets, and each such asset (as applicable), a “Non-Transferred Asset”), Parent or HospitalCo Parent (as the case may be) (the “Transferor Party”) shall, upon identification of such Non-Transferred Asset by any Party or its Subsidiaries, promptly transfer, or cause to be transferred, such Non-Transferred Asset to the other Party (or to such Party’s designated Subsidiary) (the “Transferee Party”) entitled to such Non-Transferred Asset, and the Transferee Party shall accept such Non-Transferred Asset (provided that, to the extent the Transferor Party requires such Non-Transferred Asset to provide services to the Transferee Party under the Transition Services Agreement, such transfer shall be delayed until completion of the applicable services). If any transfer or assignment of any Non-Transferred Asset under this Section 2.04 is unable to be consummated promptly for any reason, then, insofar as reasonably possible, the Transferor Party shall thereafter hold such Non-Transferred Asset for the use and benefit of the Transferee Party. In addition, the Transferor Party retaining such Non-Transferred Asset shall, insofar as reasonably possible and to the extent permitted by Law, take such actions as may be reasonably requested by the Transferee Party to which such Non-Transferred Asset is to be transferred or assigned, in order to place such Transferee Party in a substantially similar position as if such Non-Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Non-Transferred Asset, including use, risk of loss, Tax costs, potential for gain, and dominion, control and command over such Non-Transferred Asset, is to inure from and after the Hospital Merger Closing to the Transferee Party. From and after the Hospital Merger Closing, the reasonable out-of-pocket costs and expenses associated with any such transfers or assignments of Non-Transferred Assets, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by Parent and HospitalCo Parent in proportion to their Homecare Sharing Percentage and Hospital Sharing Percentage, respectively.

(c) Notwithstanding anything to the contrary in Section 2.04(b), to the extent not prohibited by applicable Tax Laws (and to the extent consistent with the relevant arrangement agreed to by Parent and HospitalCo Parent pursuant to Section 2.04(b)), Parent shall cause the HomecareCo Group and HospitalCo Parent shall cause the HospitalCo Group to treat and report on their Tax Returns, the Non-Transferred Assets as assets owned by the Transferee Party after the Hospital Merger Closing. Each of Parent and HospitalCo Parent agrees to notify the other Party promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by Parent and HospitalCo Parent pursuant to Section 2.04(b)) is not permitted under applicable Tax Laws. Where such treatment is not permitted under applicable Tax Laws, and subject to the terms of any relevant arrangement agreed to by Parent and HospitalCo Parent pursuant to Section 2.04(b), the amount of the Liability for Taxes imposed on the Transferor Party or any of its Subsidiaries with respect to any Non-Transferred Asset for any taxable period (or portion thereof) beginning after the Closing Date, if any, for which the Transferee Party and its Subsidiaries are responsible shall be calculated on a “with and without” basis and the Transferee Party shall pay such amount to the Transferor Party. The Transferor Party shall provide, and shall cause its Subsidiaries to provide, the Transferee Party with a reasonable opportunity to review the relevant portion of any applicable Tax Returns relating to any Non-Transferred Assets (and accompanying schedules, calculations and other reasonably requested work papers) as necessary for determining such Tax Liability; provided, that, in the case of Tax Returns of the Transferor Party or any of its Subsidiaries (or of a consolidated, combined, unitary or Tax group including any of them), the Transferor Party may, in lieu of delivering the Tax Returns, deliver to the Transferee Party pro-forma statements setting forth in sufficient detail the information relevant for determining the relevant Tax

Liability. If Parent and HospitalCo Parent are unable to reach an agreement in respect of any dispute concerning such Tax Liability, they shall promptly submit any such dispute for resolution to an accounting firm of international reputation mutually agreeable to Parent and HospitalCo Parent (the “Tax Accountant”). All costs and expenses of the Tax Accountant shall be borne by Parent and HospitalCo Parent in proportion to their Homecare Sharing Percentage and Hospital Sharing Percentage, respectively.

(d) If any skilled nursing facility remains unsold as of the Hospital Merger Closing and is sold after such date for a positive purchase price, the Company shall remit to Parent the Homecare Sharing Percentage of the net proceeds actually realized by the Company with respect to such sale.

Section 2.05 Use of Names; Cross License.

(a) At the Hospital Merger Closing, the Company and Parent shall, or shall cause their respective Subsidiaries to, enter into a trademark license agreement (the “Trademark License Agreement”), reasonably acceptable to both Parent and HospitalCo Parent, which shall provide for the grant of a limited, royalty-free license to each of the HomecareCo Group Members to use the Hospital Trademarks set forth in Schedule 2.05(a) for so long as the HomecareCo Group and the HospitalCo Group continue to be Affiliates, plus a reasonable wind-down period thereafter.

(b) At the Hospital Merger Closing, the Company and Parent shall, or shall cause their respective Subsidiaries to, enter into an intellectual property license agreement (the “IP License Agreement”), reasonably acceptable to both Parent and HospitalCo Parent, which shall provide for the grant of a limited, royalty-free license to each of the HospitalCo Group Members to use the Homecare IP to the extent used in the Retained Business and to each of the HomecareCo Group Members to use the Hospital IP to the extent used in the Homecare Business; provided, that unless set forth in the Transition Services Agreement or any other Ancillary Agreement, neither the Company nor Parent (or any of their respective Subsidiaries) shall have any obligation to provide updates, support or bug fixes to any such licensed Intellectual Property.

(c) Prior to the Hospital Merger Closing, the Company shall, and shall cause its Subsidiaries to, provide such assistance and cooperation as Parent and HospitalCo Parent may reasonably request in connection with the actions contemplated by this Section 2.05, including using reasonable best efforts to identify shared Intellectual Property.

Section 2.06 Insurance

(a) Separation of Insurance Generally. Except as otherwise provided in Section 2.06(d), from and after the Hospital Merger Closing, (i) the Homecare Entities, the Homecare Business, the Transferred Homecare Assets and the Assumed Homecare Liabilities, and the operations, assets and Liabilities in respect thereof, shall cease to be insured by any of Hospital Entities’ non-Affiliated Third Party insurance and reinsurance policies, and (ii) except as provided in this Agreement, none of the HomecareCo Group shall have any access, right, title or interest in or to any such insurance or reinsurance policies (including to all claims and rights to make claims and all rights to proceeds, except as otherwise provided in Section 2.06(d)) to cover the Homecare Entities, the Homecare Business, the Transferred Homecare Assets or the Assumed Homecare Liabilities, or the operations, assets or Liabilities in respect thereof. From and after the Hospital Merger Closing, the HomecareCo Group shall be responsible for securing all insurance it considers appropriate for the Homecare Entities, the Homecare Business, the Transferred Homecare Assets and the Assumed Homecare Liabilities, and the operations, assets and Liabilities in respect thereof (which may include insurance written by the Company’s captive insurance Subsidiary if permitted under applicable Law).

(b) Replacement of Homecare Insurance Coverage. During the period between the date of this Agreement and the Hospital Merger Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and their respective officers, employees, accountants, legal advisors and other representatives to, cooperate in good faith with Parent and HospitalCo Parent to enable Parent and HospitalCo Parent, at their sole cost and expense, to place and bind, effective as of the Hospital Merger Closing, new insurance policies with respect to the Homecare Entities, the Homecare Business, the Transferred Homecare Assets and the Assumed Homecare Liabilities, and the operations, assets and Liabilities in respect thereof, in replacement of any of the insurance or reinsurance policies of the Company or its Subsidiaries that are provided by non-Affiliated Third Parties or by Cornerstone under which coverage was provided for the Homecare Entities, the Homecare Business, the Transferred Homecare Assets and the Assumed Homecare Liabilities prior to the Hospital Merger Closing and under which such coverage will not be available following the Hospital Merger Closing. All out-of-pocket costs and expenses of Parent and HospitalCo Parent and out-of-pocket costs and expenses of the Company to place and bind such new insurance policies contemplated by this Section 2.06(b) outstanding as of the Hospital Merger Closing shall be deemed to be Shared Company Transaction Liabilities; provided, that any premiums or other payments payable by the insured under such new insurance policies shall be borne solely by the Homecare Entities.

(c) Novation of Workers’ Compensation Insurance Policies. Without limiting Section 2.06(a) and Section 2.06(b), as promptly as practicable following the date of this Agreement (and in any event prior to the Hospital Merger Closing), the Company shall cooperate with Parent and HospitalCo Parent and use reasonable best efforts to enter into, at Parent and HospitalCo Parent’s sole expense, a partial novation (on terms acceptable to Parent and HospitalCo Parent) to one or more of the Homecare Entities of the Company’s non-Affiliated Third Party workers’ compensation insurance policies for all policy periods commencing on and after January 1, 2011 with respect to all of the risks insured thereunder to the extent relating to (i) the Homecare Business and (ii) the Homecare Sharing Percentage of all other risks insured thereunder that do not relate to the Hospital Business (the risks described in this clause (ii), the “Novated Unallocated WC Tail”) (which risks, for the avoidance of doubt, constitute Assumed Homecare Liabilities), which novation shall be effective as of the Hospital Merger Closing. Parent shall cause one or more of the Homecare Entities to obtain as of the Hospital Merger Closing all letters of credit as may be required by the provider of such workers’ compensation insurance as collateral in connection with the insurance novated to the applicable Homecare Entities, which letters of credit shall reduce the letters of credit required to be held in respect of the Company’s obligations from and after the Hospital Merger Closing. If such novation is not effective as of the Hospital Merger Closing, Parent shall, and shall cause the Homecare Entities, to (x) cooperate with HospitalCo Parent and the Company to enter into such novation as promptly as practicable following the Hospital Merger Closing, (y) obtain all required letters of credit as promptly as practicable following the Hospital Merger Closing as contemplated by the foregoing sentence and (z) indemnify and hold the Company harmless against, and promptly reimburse the Company for, any losses incurred by the Company in connection with the risks to be novated pursuant to this Section 2.06(c) in accordance with Section 6.02(b)(ii).

(d) Claims Under Hospital Insurance Policies. With respect to events, occurrences or circumstances relating to the Homecare Entities, the Homecare Business, the Transferred Homecare Assets or the Assumed Homecare Liabilities, or the operations, assets and Liabilities in respect thereof, that occurred or existed prior to the Closing Date that are covered by occurrence-based insurance policies of the Hospital Entities that are provided by non-Affiliated Third Parties, following the Hospital Merger Closing, the HomecareCo Group may, or may by written request to the HospitalCo Group cause the HospitalCo Group to on HomecareCo Group’s behalf, make claims under such policies; provided, that:

(i) by making, or causing to be made, such claims, (x) Parent shall cause the HomecareCo Group to reimburse the HospitalCo Group for any documented out-of-pocket costs incurred by the HospitalCo Group as a result of making such claims, including any retroactive or prospective premium adjustments to the extent directly attributable to any such claims, as such amounts are determined in accordance with those policies from time to time and as reasonably demonstrated by HospitalCo Parent, and (y) Parent shall cause the HomecareCo Group to pay and satisfy any applicable deductible or retention amount with respect to any such claims;

(ii) Parent agrees that the HomecareCo Group shall not, and shall cause the HomecareCo Group Members not to, make any such claims if, and to the extent that, such claims are covered by any insurance policy issued to or maintained by the HomecareCo Group;

(iii) the HospitalCo Group shall not be liable under any circumstances for the inability of the HomecareCo Group, or HospitalCo Group on HomecareCo Group’s behalf, to collect insurance proceeds under any such insurance policy; and

(iv) HospitalCo Group shall not have any obligation to commence any litigation with respect to any matter potentially covered under such insurance policy, and if the HomecareCo Group reasonably believes that coverage for any such event or circumstance was wrongfully denied under such insurance policy, the HospitalCo Group shall, to the extent permitted under such insurance policy and by applicable Law, upon request of the HomecareCo Group, assign to the HomecareCo Group the right to commence and pursue litigation with respect to such allegedly wrongfully denied coverage. Any such litigation shall be at the HomecareCo Group’s sole expense.

(e) Wrong Pockets. If, following the Hospital Merger Closing, any HospitalCo Group Member receives any amounts under any insurance policy with respect to any claim asserted under such policy prior to the Closing Date in respect of any occurrence, event, condition, or circumstance that occurred or existed prior to the Closing Date relating to the Homecare Entities, Homecare Business, the Transferred Homecare Assets or the Assumed Homecare Liabilities, or the operations, assets and Liabilities in respect thereof, the applicable HospitalCo Group Member shall promptly forward such amounts (or the applicable portion thereof to the extent relating to the Homecare Entities, Homecare Business, the Transferred Homecare Assets or the Assumed Homecare Liabilities, or the operations, assets and Liabilities in respect thereof) to Parent or its designated Subsidiary.

Section 2.07 Representation and Warranty Insurance.

(a) As promptly as practicable following the date hereof, the Company shall and shall cause its applicable Subsidiaries to, at the request of Parent or HospitalCo Parent, use reasonable best efforts to obtain and bind a sell-side representation and warranty insurance policy at Parent’s and HospitalCo Parent’s cost, on terms and conditions reasonably approved by Parent and HospitalCo Parent, and to incept on the Closing Date, with respect to the representations and warranties made by the Company and/or its Subsidiaries under the asset purchase agreement and operations transfer agreements entered into in connection with the SNF Transaction (such policy, the “SNF R&W Policy”). The Company shall, and shall cause its Subsidiaries and Representatives to, promptly provide reasonable cooperation to Parent and/or HospitalCo Parent in connection with obtaining and binding the SNF R&W Policy, including making available employees of the Company and its Subsidiaries, on reasonable advance notice during business hours, for underwriting and diligence purposes and providing access to any Company data room or other due diligence materials furnished in connection with the SNF Transaction. All out-of-pocket costs and expenses of Parent and HospitalCo Parent and out-of-pocket costs and expenses of the Company for the SNF R&W Policy outstanding as of the Hospital Merger Closing shall be deemed to be Shared Company Transaction Liabilities.

(b) At the request of Parent or HospitalCo Parent, the Company shall and shall cause its Subsidiaries to promptly provide all reasonable cooperation to Parent and/or HospitalCo Parent in connection with any efforts of Parent or HospitalCo Parent to obtain and bind a buy-side representation and warranty insurance policy with respect to the representations and warranties of the Company under the Merger Agreement. All out-of-pocket costs and expenses of Parent and HospitalCo Parent and out-of-pocket costs and expenses of the Company for buy-side representation and warranty insurance policy contemplated by this Section 2.07(b) outstanding as of the Hospital Merger Closing shall be deemed to be Shared Company Transaction Liabilities.

Section 2.08 Loss Portfolio Transfer. In the event that the Put or the Call is exercised pursuant to the Homecare JV Agreement, Parent shall or shall cause one of the Homecare Entities to, obtain and bind loss portfolio transfer reinsurance policies (such policies, the “Loss Portfolio Transfer Reinsurance Policies”), effective as of the Put/Call Closing Date, pursuant to which all of the Liabilities in respect of the Assumed Share of NCD/ALF Claims Tail (including any such Liabilities which (a) are known or pending or have otherwise arisen as of or prior to the Put/Call Closing Date or (b) are discovered or otherwise arise after the Put/Call Closing Date), shall be transferred to a commercial insurer. All costs and expenses of obtaining such Loss Portfolio Transfer Reinsurance Policies shall be borne by a Homecare Entity; provided, that the aggregate amount of all such costs and expenses shall be deducted from the net consideration payable to the Put Sellers (as defined in the Homecare JV Agreement) or the Call Sellers (as defined in the Homecare JV Agreement) payable at the Put/Call Closing. To the extent reasonably requested by Parent, HospitalCo Parent shall, and shall cause the HospitalCo Group Members to, cooperate and assist Parent in obtaining and binding the Loss Portfolio Transfer Reinsurance Policies.

Section 2.09 Settlement of Intercompany Accounts. The Company shall use reasonable best efforts to cause all intercompany leases, receivables, payables, loans and other accounts (collectively, “Intercompany Accounts”) in existence immediately prior to the Hospital Merger Closing between the Hospital Entities, on the one hand, and the Homecare Entities, on the other hand, to be contributed, distributed, or otherwise transferred or assumed at or prior to the Hospital Merger Closing such that, as of the Closing Date, there are no Intercompany Accounts outstanding between any Hospital Entity, on the one hand, and any Homecare Entity, on the other hand, except as set forth on Schedule 2.09.

Section 2.10 Post-Hospital Merger Closing Access to Information; Retention of Records; Confidentiality.

(a) For a period of six (6) years after the Hospital Merger Closing, (i) HospitalCo Parent shall give Parent and its Affiliates and its and their Representatives access to the books and records of the Hospital Entities to the extent related to the Homecare Business or the business of the Company and its Subsidiaries prior to the Hospital Merger Closing, and (ii) Parent shall give HospitalCo Parent and its Affiliates and its and their Representatives access to the books and records of the Homecare Entities to the extent related to the Retained Business or the business of the Company and its Subsidiaries prior to the Hospital Merger Closing (the information in clauses (i) and (ii), collectively, the “Accessible Information”), in each case as may be reasonably required by the requesting Party or such Party’s Affiliates or its and their Representatives, including to the extent necessary for the preparation of financial statements or regulatory filings in respect of periods ending on or prior to the Hospital Merger Closing, or in connection with any insurance claims, Claims or any obligations under this Agreement or any agreement, document or instrument contemplated hereby or thereby. At the requesting Party’s cost and expense, the requesting Party and its Affiliates and its and their respective Representatives shall be entitled to make copies of, and conduct searches with respect to or in order to identify, any Accessible Information to which such Persons are entitled to access pursuant to this Section 2.10. Any such access shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, and shall be subject to restrictions under Law and any confidentiality obligations to which the Parties are bound.

(b) Except as required by applicable Law, each Party shall retain, and shall use reasonable best efforts to cause its Affiliates to retain, for a period of at least six (6) years following the Closing Date, all information in their possession relating to (i) in the case of HospitalCo Parent, the Homecare Business, and (ii) in the case of Parent, the Company and its Subsidiaries prior to the Hospital Merger Closing and the Retained Business. Except as required by applicable Law, after expiry of such six (6) year period, each Party and its Affiliates may destroy or otherwise dispose of such information in their possession, provided, that prior to such destruction or disposal, it shall use reasonable best efforts to notify the other Parties specifying the information proposed to be destroyed or disposed of and give the other Parties a reasonable opportunity to obtain possession of such information.

(c) From and after the Hospital Merger Closing, each Party shall, and shall cause its Affiliates and each of its and their respective Representatives, to keep confidential and not disclose to any other Person, unless required by applicable Law or compelled to disclose by judicial or administrative process or at the direction of any Governmental Entity, all information concerning each other Party furnished to it under this Agreement or the Ancillary Agreements by such other Party or such other Party’s Representatives, except to the extent that such information concerning such other Party can be shown to have been (i) in the public domain through no fault of the Party to which it was furnished, or (ii) lawfully acquired on a non-confidential basis from other sources by the Party to which it was furnished, provided that such sources are not known by the Party to be subject to a confidentiality obligation to the furnishing Party or its Representatives.

Section 2.11 Litigation Cooperation. Following the Hospital Merger Closing, with respect to any Claim made by a Third Party against or that involves any of the Parties, the HomecareCo Group Members or HospitalCo Group Members and relates to (a) the transactions contemplated by this Agreement, the Ancillary Agreements or the Merger Agreement, or (b) the Company or any current or former Subsidiary of the Company or any Liabilities or current or former assets, employees or businesses thereof, whether or not such Claim is subject to indemnification hereunder, each of the Parties hereto shall, upon written request by any other party hereto, and at the expense of the requesting Party (subject to the indemnification and expense-sharing provisions of this Agreement, to the extent applicable), provide all cooperation and assistance, and shall furnish such records and information, as may be reasonably requested by the other in connection therewith, including, by using reasonable efforts to make available to the other, its officers, directors, employees and agents as witnesses and to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other in connection therewith. Following the Hospital Merger Closing, with respect to (i) any such Claim involving Shared Company Transaction Liabilities or (ii) any Claim initiated by any Governmental Entity or private party pursuant to the HSR Act or any similar Law and relating to the transactions contemplated by this Agreement or the Merger Agreement, the Parties agree, consistent with applicable rules of privilege and legal ethics, to provide each other with timely and reasonably detailed updates with respect to all material developments, consult with each other before taking any significant actions in connection therewith and offer each other the opportunity to comment before submitting to any Governmental Entity or adverse party any written materials prepared or furnished in connection with such Claim.

Section 2.12 Merger Consideration Savings Amount. If any portion of the Merger Consideration is not paid to pre-Take Private Closing stockholders of the Company who exercised their appraisal rights as a result of an appraisal proceeding resulting in an Order valuing the shares of the Company Common Stock at a lower valuation than the Merger Consideration (such unpaid portion of the Merger Consideration, the “Merger Consideration Savings Amount”), Parent shall be entitled to, and the Company shall pay to Parent, the Homecare Sharing Percentage of such Merger Consideration Savings Amount, and HospitalCo Parent (directly or indirectly through the Company) shall be entitled to the Hospital Sharing Percentage of such Merger Consideration Savings Amount.

Section 2.13 Pre-Closing Restructuring Actions. After the date hereof and prior to the Take-Private Closing, the Company shall (and shall cause its Subsidiaries to) undertake each of the following actions and transactions (collectively, the “Pre-Closing Restructuring Actions”):

(a) SHC Holding, Inc. shall distribute and assign all of the equity interests held by it in SHC Rehab LLC (after the conversion of SHC Rehab, Inc. into a Delaware limited liability company) to PF Development 21, L.L.C., and (ii) thereafter, PF Development 21, L.L.C. shall distribute and assign all of the equity interests held by it in SHC Rehab LLC to Kindred Rehab Services LLC (after the conversion of Kindred Rehab Services Inc. to a Delaware limited liability company); and

(b) KAH Development 3, L.L.C. shall distribute and assign all of the equity interests held by it in Silver State ACO, LLC to Kindred Rehab Services LLC (after the conversion of Kindred Rehab Services Inc. to a Delaware limited liability company).

The Company shall (and shall cause its Subsidiaries to) execute such instruments of distribution, assignment and transfer or other documents and take such other actions, in each case as are reasonably necessary, to implement and consummate the Pre-Closing Restructuring Actions.

ARTICLE III

Employee Benefits; Labor Matters

Section 3.01 Employee Transfers. Following the Take-Private Closing and effective simultaneously with the consummation of the transactions contemplated by Section 1.04 of this Agreement, the employment of (a) all of the Homecare Employees who are not at that time employed by one of the Homecare Entities and (b) all of the Transferring Employees shall be transferred to one or more of the HomecareCo Group Members designated in the Transition Plan. HospitalCo Parent and Parent shall identify the Transferring Employees no later than 45 days prior to the Hospital Merger Closing. HospitalCo Parent and Parent agree to use, or to cause the Company to use, reasonable best efforts to execute, and to seek to have the applicable Homecare Employees and Transferring Employees execute, such documentation, if any, as may be reasonably determined to be necessary to reflect the transfer of employment described in this Section 3.01. Parent and HospitalCo Parent agree that no Homecare Employee or Transferring Employee will be covered by the terms of a collective bargaining agreement. The Parties agree that except to the extent required by applicable Law or the terms of any Benefit Plan, the transfers described in this Section 3.01 shall in no event be deemed a severance or termination of employment of any employee for purposes of any plan, policy, practice or arrangement.

Section 3.02 Transfer of Homecare Benefit Plans. Following the Take-Private Closing and effective simultaneously with the consummation of the transactions contemplated by Section 1.04 of this Agreement, Parent shall assume, or shall cause the applicable Homecare Entity designated in the Transition Plan for such purpose to assume, all assets, rights, liabilities and obligations of and relating to the Homecare Benefit Plans. In the event that the consent of any Person is required as a condition to any such assumption, the Parties shall use reasonable best efforts to obtain such consent; provided, that if such consent is not obtained, such Homecare Benefit Plan shall not be so assumed. HospitalCo Parent and Parent shall cooperate reasonably and in good faith with respect to the establishment of any Benefit Plans for the HomecareCo Group that the HomecareCo Group determines to be reasonably necessary to replace the applicable Benefit Plans in which the Homecare Employees or Transferring Employees participate that are not Homecare Benefit Plans.

Section 3.03 Treatment of Legacy Short-Term and Long-Term Cash Compensation Awards. Without limiting the generality of Section 1.04(b)(ii) of this Agreement, effective simultaneously with the consummation of the transactions contemplated by Section 1.04 of this Agreement, all assets, rights, liabilities and obligations of and relating to the Homecare STIP Awards, Homecare LTIP Awards, Homecare Retention Awards, and Homecare Converted Equity Awards shall be assumed by one or more Homecare Entities designated in the Transition Plan for such purpose. In connection with the assumption of the Homecare STIP Awards, the performance goals applicable to the Homecare STIP Awards shall be modified to give effect to such transactions as agreed to by the Company and the Consortium Parties (such agreement not to be unreasonably withheld) and provided in the Transition Plan.

Section 3.04 Section 7.07 of Merger Agreement. Parent and HospitalCo Parent acknowledge and agree that they are bound by the obligations set forth in Section 7.07 of the Merger Agreement and nothing contained in this Agreement, including this Article III, is intended in any way to expand, diminish, amend, modify or supersede any such obligation.

ARTICLE IV

Conditions Precedent

Section 4.01 Conditions to Each Party’s Obligation to Effect the Separation Transactions. The obligation of each Party to consummate the Separation Transactions is subject to the consummation of the Take-Private Closing in accordance with the terms of the Merger Agreement.

Section 4.02 Conditions to Obligations of Each of Parent, HospitalCo Parent and Hospital Merger Sub. The obligations of each of Parent, HospitalCo Parent and Hospital Merger Sub to consummate the Separation Transactions are further subject to the Company having performed and complied with in all material respects all obligations, agreements and covenants that it is required under this Agreement to be performed or complied with at or prior to the Take-Private Closing (provided that any obligations, agreements and covenants that are required under this Agreement to be performed or complied with by the Company prior to the Hospital Merger Closing (other than the completion of the Separation Transactions) shall be deemed to be required to be performed prior to the Take-Private Closing), and Hospital Merger Sub having received a certificate, dated as of the Closing Date and signed by the chief executive officer or chief financial officer of the Company, certifying as to such matters; provided that this condition may be waived in writing by Parent.

ARTICLE V

Termination, Amendment and Waiver

Section 5.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Take-Private Closing by mutual written consent of Parent, Hospital Merger Sub and the Company.

Section 5.02 Termination By Parent, Hospital Merger Sub or the Company. This Agreement may be terminated by any of Parent, Hospital Merger Sub or the Company at any time prior to the Take-Private Closing if the Merger Agreement has been terminated in accordance with its terms.

Section 5.03 Termination by Hospital Merger Sub or Parent. This Agreement may be terminated by Hospital Merger Sub or Parent at any time prior to the Take-Private Closing if the Company shall have breached or failed to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 4.02 if it was continuing as of the Closing Date and (b) cannot be cured by the Company or, if capable of being cured, shall not have been cured by the earlier of (i) the End Date and (ii) the date that is thirty (30) days following receipt of written notice from Hospital Merger Sub or Parent describing such breach or failure in reasonable detail; provided that neither Hospital Merger Sub nor Parent shall have the right to terminate this Agreement pursuant to this Section 5.03 if (A) such breach or failure to perform by the Company is directly caused by, or the direct result of, any breach, failure to perform or delay in the performance of any of the covenants or agreements required to be performed by any Consortium Party under this Agreement or (B) any Consortium Party is otherwise then in material breach of any of its covenants or agreements set forth in this Agreement.

Section 5.04 Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article V (other than pursuant to Section 5.01) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination. If this Agreement is terminated pursuant to and in accordance with this Article V, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such Party) to any other party hereto; provided, however, that (i) the provisions of this Section 5.04 and Article VIII (and any related definitions contained in any such sections or Article) shall survive such termination and remain in full force and effect, and (ii) nothing in this Section 5.04 shall be construed to limit Section 9.05 of the Merger Agreement.

Section 5.05 Amendment. Any provision of this Agreement may be amended or waived at any time prior to the Take-Private Closing if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties hereto or, in the case of a waiver, by each Party against whom such waiver is to be effective; provided that (i) no amendment to or waiver of Section 1.06(b)(ii) shall be permitted from and after the Take-Private Closing, and (ii) the schedules to this Agreement may be amended by an amendment in writing signed by each of the Consortium Parties unless such amendment would prevent, impede or delay the Take-Private Merger or the solvency of either the HospitalCo Group or the HomecareCo Group in any way. No failure or delay by any Party hereto in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise thereof preclude any other or future exercise of any other right under this Agreement.

Section 5.06 Expenses. Except as otherwise expressly set forth in this Agreement (including Section 2.01) or the Merger Agreement (including in Sections 7.08, 7.09, 7.15, 7.16 and 7.18 of the Merger Agreement), all fees and expenses incurred by or on behalf of Party hereto in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and any of the transactions contemplated hereby shall be paid by the Party incurring such expenses.

ARTICLE VI

Indemnification

Section 6.01 Survival. All of the covenants and agreements of the Parties contained in this Agreement that, by their terms, are to be performed or complied with in their entirety at or prior to the Hospital Merger Closing, and all Claims with respect thereto, shall terminate at and as of the Hospital Merger Closing. All of the covenants and agreements of the Parties contained in this Agreement that, by their terms, are to be performed or complied with in whole or in part after the Hospital Merger Closing, and all Claims with respect thereto, shall survive the Hospital Merger Closing and continue until 60 days after the last date on which such covenant is, by its express terms, to be performed (or, if no such date is expressly specified, until the expiration of the applicable statute of limitations plus 60 days). The indemnification obligations of the HospitalCo Parent under Section 6.02(a) and the indemnification obligations of the

HomecareCo Group under Section 6.02(b) shall survive indefinitely, until the expiration of the applicable statute of limitations plus 60 days, except that the indemnification obligations under Section 6.02(b)(iv) shall expire and be of no further force and effect as of the Put/Call Closing Date (if any); . Notwithstanding the foregoing, if a Claim Notice with respect to a Claim for indemnification under Section 6.02 (other than under Section 6.02(b)(iv)) has been delivered pursuant to Section 6.03 prior to the expiration of the applicable survival period set forth in this Section 6.01, all rights to indemnification under this Article VI (and any other relevant provisions of this Agreement) with respect to the covenants or agreements that are the subject of such Claim Notice shall survive with respect to the matters set forth in such Claim Notice until such Claim is finally and fully resolved. This Section 6.01 shall operate as a contractual statute of limitations.

Section 6.02 Indemnification.

(a) From and after the Hospital Merger Closing, subject to the other provisions of this Article VI, HospitalCo Parent shall indemnify, pay and reimburse the HomecareCo Group, its Affiliates and its and their respective Representatives (collectively, the “HomecareCo Group Indemnified Persons”) for, and defend and hold the HomecareCo Group Indemnified Persons harmless from and against, any and all Losses actually paid or incurred by any HomecareCo Group Indemnified Persons as a result of or related to:

(i) any breach after the Hospital Merger Closing of any covenant or agreement of the HospitalCo Group Members required to be performed or complied with after the Hospital Merger Closing set forth in this Agreement or any Ancillary Agreement (other than the Transition Service Agreement);

(ii) any Retained Liabilities, whether arising before or after the Hospital Merger Closing, including the failure of the HospitalCo Group Members or any other Person to pay, perform, fulfill, discharge or, to the extent applicable, comply with, in due course and in full, any Retained Liabilities; and

(iii) any Shared Company Transaction Liabilities (to the extent outstanding after the Hospital Merger Closing) that the HomecareCo Group would otherwise be liable for in excess of the Homecare Sharing Percentage of such Shared Company Transaction Liabilities.

(b) From and after the Hospital Merger Closing, subject to the other provisions of this Article VI, Parent shall indemnify, pay and reimburse the HospitalCo Group, its Affiliates and its and their respective Representatives (collectively, the “HospitalCo Group Indemnified Persons”) for, and defend and hold the HospitalCo Group Indemnified Persons harmless from and against, any and all Losses actually paid or incurred by any HospitalCo Group Indemnified Person as a result of or related to:

(i) any breach after the Hospital Merger Closing of any covenant or agreement of the HomecareCo Group Members required to be performed or complied with after the Hospital Merger Closing set forth in this Agreement and any Ancillary Agreement (other than the Transition Service Agreement);

(ii) any Assumed Homecare Liabilities, including the failure of the Homecare Entities or any other Person to pay, perform, fulfill, discharge or, to the extent applicable, comply with, in due course and in full, any Assumed Homecare Liabilities;

(iii) any Shared Company Transaction Liabilities (to the extent outstanding from and after the Hospital Merger Closing) that the HospitalCo Group would otherwise be liable for in excess of the Hospital Sharing Percentage of such Shared Company Transaction Liabilities;

(iv) the Assumed Share of NCD/ALF Claims Tail, but only to the Losses in respect of Assumed Share of NCD/ALF Claims Tail have been actually paid by a HospitalCo Group Indemnified Person prior to the Put/Call Closing Date; and

(v) any Homecare Taxes.

Section 6.03 Indemnification Procedures.

(a) Any Person seeking indemnification under Section 6.02 (each, an “Indemnified Person”) shall assert any Claim for indemnification, including any Claim brought by a Third Party (a “Third Party Claim”), by delivering written notice thereof (a “Claim Notice”) in accordance with Section 6.03 to the Party from which indemnification is sought pursuant to Section 9.02 (the “Indemnifying Party”) as soon as reasonably practicable upon becoming aware of any fact or circumstance that may give rise to an indemnification Claim under Section 6.02, provided, that the failure to give such notice shall not eliminate the right to indemnification provided hereunder except, and solely to the extent that, the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Each Claim Notice shall describe in reasonable detail the nature of the Claim, shall reference the provision or provisions of this Agreement under which the Claim is asserted and, if applicable, the applicable sections of this Agreement which are alleged to have been breached by the Indemnifying Party, and attach copies of all material written evidence thereof that the Indemnified Person has received from any Person that is not a Party or a Person Affiliated with a Party (a “Third Party”). The date of delivery of such Claim Notice is referred to herein as the “Claim Date.” If the Indemnifying Party objects to any Claims within such Claim Notice, such objection must be made in writing delivered to the Indemnified Person within thirty (30) days after the Claim Date (the “Objection Notice”). The Indemnified Person and the Indemnifying Party shall attempt to resolve any dispute for a period of thirty (30) days from the date of the delivery of the Objection Notice to the Indemnified Person and thereafter, such dispute may be resolved in the manner contemplated by Section 8.02. If a Claim Notice was delivered to the Indemnifying Party and no Objection Notice was delivered to the Indemnified Person within thirty (30) days after the Claim Date, then the Indemnifying Party shall be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice, subject to the terms and conditions set forth herein.

(b) Subject to the terms of this Section 6.03(b), the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Third Party Claim with full and exclusive authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense; provided that HospitalCo Parent (and/or one or more of its designated HospitalCo Group Members) shall be the Controlling Party with respect to any Third Party Claim relating to any Shared Company Transaction Liability, and the reasonable costs and expenses of such defense incurred by the HospitalCo Group Members shall be deemed to be Shared Company Transaction Liabilities. For purposes of this Section 6.03, the Persons controlling the defense of any Third Party Claim shall be referred to as the “Controlling Party”, and the applicable Persons not controlling such defense shall be referred to as the “Non-Controlling Party”. Notwithstanding anything to the contrary, no Controlling Party may settle or compromise, or consent to the entry of any Order with respect to (i) any Third Party Claim (other than a Third Party Claim relating to a Shared Company Transaction Liability) without the prior written consent of the Non-Controlling Party (which must not be unreasonably withheld or delayed) if such settlement, compromise or consent to such Order (1) includes any form of relief (other than the payment of money) binding upon the Non-Controlling Party, or (2) does not include an unconditional and full release given by the Third Party to the Non-Controlling Party from all Liability in respect of such Claim, and (ii) any Third Party Claim relating to a Shared Company Transaction Liability without the prior written consent of Parent (as the Non-Controlling Party) (which must not be unreasonably withheld or delayed) if such settlement, compromise or consent to such Order (1) includes any form of relief (other than the payment of money) binding upon any HomecareCo Group Member, (2) involves the payment of money in an aggregate amount in excess of $5,000,000, or (3) does not include an unconditional and full release given by the Third Party to any HomecareCo Group Members from all Liability in respect of such Claim. The Non-Controlling Party shall be entitled to participate in (but not control) such investigation, prosecution, defense and appeal with counsel reasonably acceptable to the Controlling Party at such Non-Controlling Party’s sole cost and expense. HospitalCo Parent and Parent shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to cooperate in the defense of any Third Party Claim and keep each other informed of all developments relating to any such Third Party Claim.

(c) Notwithstanding anything in this Section 6.03 to the contrary, Article VII shall govern for purposes of any Third Party Claim that is a Tax Claim.

Section 6.04 Limitations on Indemnification.

(a) The Indemnifying Party shall be subrogated to any right, defense or Claim that the Indemnified Person may have against any other Person with respect to any matter giving rise to a Claim for indemnification hereunder. Such Indemnified Person shall cooperate with the Indemnifying Party in a reasonable manner, at the sole cost and expense of the Indemnifying Party, in presenting any subrogated right, defense or Claim.

(b) All indemnifiable Losses shall be determined net of any amounts actually recovered by the Indemnified Person under insurance policies (including the SNF R&W Policy) with respect to such Losses, such amounts actually recovered to be net of reasonable and documented out-of-pocket costs of collection and any retrospective or prospective premium increase to the extent attributable or reasonably relating to any such claim thereunder as reasonably demonstrated by the Indemnifying Party.

(c) All indemnifiable Losses shall be determined without duplication of recovery under other provisions of this Agreement or the Ancillary Agreements. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement of this Agreement that is subject to an indemnification obligation under this Article VI, only one recovery of indemnifiable Losses shall be allowed with respect to such set of facts, conditions or events, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same set of facts, conditions or events.

(d) No Party shall have any right to off-set or set-off any payment due pursuant to this Article VI.

(e) The HomecareCo Group and the HospitalCo Group agree to treat, and to cause their respective Affiliates to treat, for all Tax purposes, any payment made under this Article VI and Article VII, to the maximum extent permitted by applicable Law, as an adjustment to the Hospital Merger Consideration.

ARTICLE VII

Tax Matters

Section 7.01 Tax Returns.

(a) From and after the Hospital Merger Closing, except as provided in Section 2.04(c) and Section 7.06, HospitalCo Parent shall prepare and timely file, or shall cause to be prepared and timely filed, any Tax Return that includes a Pre-Closing Tax Period and relates solely to the Retained Business. Parent shall prepare and timely file, or shall cause to be prepared and timely filed, any other Tax Return that includes a Pre-Closing Tax Period. Subject to any indemnity obligations pursuant to Article VI, each party responsible for the preparation of a Tax Return under this Section 7.01 shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practices, except as otherwise required by applicable Law. Neither HospitalCo Parent nor Parent shall, and each shall not cause its Affiliates to, amend or revoke any Tax Return (or any notification or election relating thereto) that reflects or includes Taxes for which the other Party may be liable under Article VI without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) HospitalCo Parent shall submit each Tax Return it is responsible for pursuant to Section 7.01(a) to Parent (together with schedules, statements and, to the extent requested by Parent, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return if such Tax Return requires a payment by Parent or could reasonably be expected to have a material Tax effect on Parent. Following resolution of the procedures described in Section 20.1 of the Homecare JV Agreement, HospitalCo Parent shall file such Tax Return in accordance with such resolution. If the procedures described in Section 20.1 of the Homecare JV Agreement have not been resolved with respect to such Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed as prepared by HospitalCo Parent and amended to reflect such resolution.

Section 7.02 Tax Contests. Parent shall promptly notify HospitalCo Parent in writing upon receipt by Parent or any of its Subsidiaries of notice of any Tax audits, examinations or assessments that could give rise to a liability for which HospitalCo Parent is responsible under Article VI of this Agreement, provided that Parent’s failure so to notify HospitalCo Parent shall not limit Parent’s rights under Article VI except to the extent HospitalCo Parent is materially prejudiced by such failure. HospitalCo Parent shall promptly notify Parent in writing upon receipt by HospitalCo Parent or any of its Subsidiaries of notice of any Tax audits, examinations or assessments that could give rise to a liability for which Parent is responsible under Article VI of this Agreement, provided that HospitalCo Parent’s failure so to notify Parent shall not limit HospitalCo Parent’s rights under Article VI except to the extent Parent is materially prejudiced by such failure. Except as otherwise provided herein, (a) Parent shall control any Tax audit, examination or proceeding that concerns a Tax Return or a Tax matter that relates solely to a Homecare Entity or that relates primarily to a Homecare Entity and would not reasonably be expected to result in an adjustment which, disregarding any net operating loss deduction, would result in an increase in Tax to a Hospital Entity in excess of $3,000,000, (b) HospitalCo Parent shall control any Tax audit, examination or proceeding that concerns a Tax Return or a Tax matter that relates solely to a Hospital Entity or that relates primarily to a Hospital Entity and would not reasonably be expected to result in an adjustment which, disregarding any net operating loss deduction, would result in an increase in Tax of Homecare Entity in excess of $3,000,000 and (c) for any Tax audit, examination or proceeding not described in clauses (a) or (b) above, the Parties shall exercise joint control of such Tax audit, examination or proceeding.

Section 7.03 Cooperation and Exchange of Information. Parent and HospitalCo Parent shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation and filing of any Tax Return or claim for refund, the determination of a tax liability for Taxes or a right to refund of Taxes or the conduct of any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, claim for refund, Tax determination, audit, examination or proceeding. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations made by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 7.03 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. Parent and HospitalCo Parent agree that the sharing of information and cooperation contemplated by this Section 7.03 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 7.04 Tax Agreements. Prior to or at the Hospital Merger Closing, the Company shall terminate all Tax Agreements such that neither the Company nor any of its Subsidiaries shall have any obligations thereunder following the Hospital Merger Closing. The Company shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns to which the Company or any of its Subsidiaries is a party to be terminated as of the Hospital Merger Closing.

Section 7.05 Payments, Refunds, Credits and Carrybacks.

(a) All refunds of Taxes (including interest actually received thereon from a relevant taxing authority) for which Parent is responsible pursuant to Article VI (including, for the avoidance of doubt, any portion for which Parent is responsible under Section 6.02(b)(iii)) shall be for the account of Parent, and HospitalCo Parent shall pay such amounts less HospitalCo Parent’s out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by HospitalCo Parent, its equity owners, its Affiliates, the Company or any of its Subsidiaries in connection with the receipt of such refund or interest to Parent if such refunds are received by HospitalCo Parent, the Company or any of its Subsidiaries. All refunds of Taxes (including interest actually received thereon from a relevant taxing authority) for which HospitalCo Parent is responsible pursuant to Article VI (including, for the avoidance of doubt, any portion for which Parent is responsible under Section 6.02(b)(iii)) shall be for the account of HospitalCo Parent, and Parent shall pay such amounts less Parent’s out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by Parent, its Affiliates, or any of its Subsidiaries in connection with the receipt of such refund or interest to HospitalCo Parent if such refunds are received by Parent or any of its Subsidiaries.

Section 7.06 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, each of Parent and HospitalCo Parent shall be responsible for the Homecare Sharing Percentage and the Hospital Sharing Percentage, respectively, of any Transfer Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Parent and HospitalCo Parent shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 7.07 Purchase Price Allocation. HospitalCo Parent shall deliver to Parent within fifty-five (55) days after the Closing Date a proposed allocation of the purchase price for Tax purposes among (a) the Company Interests of any Hospital Entities classified as associations taxable as corporations for U.S. federal income tax purposes and (b) the assets acquired in the Hospital Merger that are not described in clause (a) above for Tax reporting purposes (the “Preliminary Allocation”). The Preliminary Allocation shall be made in a manner consistent with the requirements of Section 1060 of the Code and Treasury Regulations thereunder, based upon a reasonable determination of the respective fair market values of those assets. Following resolution of the procedures described in Section 20.4 of the Homecare JV Agreement, HospitalCo Parent and Parent shall set forth such resolution in a signed written document (the “Final Allocation”), and HospitalCo Parent and Parent shall, and shall cause their respective Affiliates to, complete and timely file any necessary Tax forms, and their respective income Tax Returns, in accordance with the Final Allocation (as modified from time to time by any adjustments to the purchase price for Tax purposes).

Section 7.08 Agreed Tax Treatment of the Hospital Merger. The Parties agree for U.S. income tax purposes to treat the Hospital Merger as an acquisition of the assets constituting the Retained Business from Homecare Intermediate in exchange for the Hospital Merger Consideration and other relevant items.

Section 7.09 Tax Matters Coordination and Survival. Notwithstanding anything to the contrary in this Agreement, to the extent of any inconsistency between this Article VII and Article VI, this Article VII shall control as to Tax matters.

Section 7.10 FIRPTA Certificate. Prior to the Hospital Merger Closing, Homecare Intermediate shall deliver to HospitalCo Parent a statement meeting the requirements of Section 1.1445-(b)(2) of the Treasury Regulations to the effect that Homecare Intermediate is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

ARTICLE VIII

General Provisions

Section 8.01 Governing Law This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort, or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.02 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court located within the State of Delaware. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.04 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.02, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.03 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.03.

Section 8.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, or on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.04):

If to the Company, prior to the effective time of the Take-Private Merger, to:	Kindred Healthcare, Inc. 680 South Fourth Street Louisville, Kentucky 40202 Facsimile: (866) 866-3426 Attention: Joseph L. Landenwich

with a copy (which will not constitute notice to the Company) to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Facsimile: (212) 225-3999 Attention: Benet J. O’Reilly; Paul M. Tiger E-mail: boreilly@cgsh.com; ptiger@cgsh.com

If to the Company, after the effective time of the Take-Private Merger, to:	Kindred Healthcare, Inc. 680 South Fourth Street Louisville, Kentucky 40202 Facsimile: (866) 866-3426 Attention: Joseph L. Landenwich

with a copies (which will not constitute notice to the Company) to:

Kentucky Homecare Holdings, Inc.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention: Adam Fliss

E-mail: afliss@tpg.com

Facsimile: (415) 438-6893

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 521-7323

Attention: Andrew L. Bab; Jennifer L. Chu

E-mail: albab@debevoise.com;

jlchu@debevoise.com

If to HospitalCo Parent or Hospital Merger Sub, to:	Kentucky Hospital Holdings, LLC c/o TPG VII Management, LLC 301 Commerce Street Suite 3300 Fort Worth, TX 76102 Attention: Adam Fliss E-mail: afliss@tpg.com Facsimile: (415) 438-6893

with a copy (which will not constitute notice to HospitalCo Parent or Hospital Merger Sub) to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Facsimile: (212) 521-7323 Attention: Andrew L. Bab; Jennifer L. Chu E-mail: albab@debevoise.com; jlchu@debevoise.com

If to Parent, to:	Kentucky Homecare Holdings, Inc. c/o TPG VII Management, LLC 301 Commerce Street Suite 3300 Fort Worth, TX 76102 Attention: Adam Fliss E-mail: afliss@tpg.com Facsimile: (415) 438-6893 with copies (which will not constitute notice to Parent) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 521-7323

Attention: Andrew L. Bab; Jennifer L. Chu

E-mail: albab@debevoise.com;

jlchu@debevoise.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter

Facsimile: (212) 859-4000

and

Fried, Frank, Harris, Shriver & Jacobson LLP 801 17th Street, NW Washington, DC 20006 Attention: Brian T. Mangino Facsimile: (202) 639-7003

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.05 Entire Agreement. The Merger Agreement, this Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Confidentiality Agreements and the Clean-Team Confidentiality Agreements (as such terms are defined in the Merger Agreement), and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this

Agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Company Disclosure Letter, the statements in the body of this Agreement will control.

Section 8.06 No Third Party Beneficiaries Except for the right of the Indemnified Parties to enforce the provisions of Section 2.03(b), Section 2.03(d), Article VI, Article VII and this Section 8.06, which are intended to be for the benefit of the Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.08 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of (a) the Company (in the case of an assignment by any of HospitalCo Parent, Hospital Merger Sub or Parent) or (b) HospitalCo Parent, Hospital Merger Sub and Parent (in the case of an assignment by the Company); provided that Parent, HospitalCo Parent and Hospital Merger Sub may, upon prior written notice to the Company, assign any of its rights, interests or obligations hereunder to an Affiliate without the prior written consent of the Company; provided, further, that no assignment by Parent, HospitalCo Parent or Hospital Merger Sub to an Affiliate shall be permitted if such assignment would prevent, impede or delay the consummation of the Closing. No assignment shall relieve the assigning Party of any of its obligations hereunder. Subject to the first sentence of this Section 8.08, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.08 shall be null and void.

Section 8.09 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.10 Specific Performance.

(a) The Parties’ rights in this Section 8.10 are an integral part of the transactions contemplated by this Agreement and each Party hereby waives any objections to any remedy referred to in this Section 8.10. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court within the State of Delaware. In the event any Party seeks any remedy referred to in this Section 8.10, such Party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument.

Section 8.11 Reliance on Counsel and Other Advisors Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 8.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts hereof signed by all of the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.13 Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” and the phrase “to the extent” used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires, and the phrase “the date hereof” shall mean the date of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to “this Agreement” shall include the Company Disclosure Letter. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(b) The Parties have participated jointly in negotiating and drafting this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.14 Definitions.

(a) For purposes of this Agreement, each of the following capitalized terms has the meaning specified in this Section 8.14(a):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, solely for the purposes of Section 2.03(b), Section 2.03(d), Article VI and Article VII, after the Hospital Merger Closing, the HomecareCo Group shall not constitute “Affiliates” of the HospitalCo Group and the HospitalCo Group shall not constitute “Affiliates” of the HomecareCo Group.

“Ancillary Agreements” means the Transition Services Agreement, Trademark License Agreement, IP License Agreement, and any other Contract entered into, or any document or certificate delivered in connection with, this Agreement (other than the Merger Agreement).

“Ancillary IP Rights” means, with respect to any Intellectual Property, any and all of the following in any jurisdiction throughout the world: (i) all rights to sue and obtain damages, injunctive relief and other remedies for past, present and future infringement, misappropriation, dilution or other violation of such Intellectual Property; (ii) the exclusive right to apply for, prosecute, obtain, maintain, abandon, and claim priority to any registrations of such Intellectual Property and to control oppositions and all other ex parte and inter partes proceedings relating thereto; and (iii) with respect to Trademarks, all goodwill associated with and symbolized by such Intellectual Property.

“Assumed Homecare Liabilities” means, except as otherwise provided in the Transition Services Agreement and except with respect to Taxes, (i) all Liabilities of the Company and its Subsidiaries (including the Homecare Entities) to the extent related to or to the extent arising from the ownership or operation of the Homecare Business or the Transferred Homecare Assets, whether arising prior to, on or after the Homecare Transfers, (ii) Liabilities of the Company and its Subsidiaries (including the Homecare Entities) in respect of the payment of compensation and provision of employee benefits to any Person who is or was a Homecare Employee or a Transferring Employee, whether arising prior to, on or after the Homecare Transfers (including any Severance Costs of the Homecare Employees and Transferring Employees), other than the Funded Homecare Benefit Liabilities, and (iii) Liabilities of the Company and its Subsidiaries (including Cornerstone and the Homecare Entities) to the extent related to or to the extent arising from any workers’ compensation claim by any Homecare Employee or Transferring Employee or any malpractice, professional liability or other general liability claim asserted in respect of any Homecare Employee or any Transferring Employee or otherwise to the extent related to or to the extent arising from the Homecare Business.

“Assumed Share of NCD/ALF Claims Tail” means the Homecare Sharing Percentage of all Liabilities of the Company and its Subsidiaries (including Cornerstone) arising from any workers’ compensation claim by or on behalf of any employee relating to the performance of services for the NCD/ALF Business or any malpractice, professional liability or other general liability claim to the extent relating to the NCD/ALF Business, whether arising prior to, on or after the Hospital Merger Closing.

“Benefit Plan” means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, including, without limitation, each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (ii) each incentive, bonus, performance award, phantom equity, stock or stock-based arrangements, plans, or programs, employment compensation, deferred compensation, pension, profit sharing, retirement, post-

retirement, employment, consulting, severance, termination, change in control, separation, retention, vacation, sickness, life or other insurance, welfare, fringe benefit and incentive bonus contract, agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company or any of its Subsidiaries as of immediately prior to the transactions contemplated by this Agreement and in which any current or former Company Employee participates or to which any such individual is subject or a party.

“Books and Records” means any and all documents, instruments, papers, books, records, books of account, files and tangible or electronic embodiments of business information and data, telephone numbers and fax numbers, catalogs, brochures, sales literature, promotional materials, certificates and other documents.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Call” has the meaning given to it in the Homecare JV Agreement.

“Call Closing” has the meaning given to it in the Homecare JV Agreement.

“Cash” means, with respect to the Homecare Entities, the aggregate amount of all cash and cash equivalents and marketable securities of the Homecare Entities as of a given measurement date, as determined in accordance with GAAP, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less (i) the amounts of any issued but uncleared checks, drafts and wires issued prior to such time (other than wires relating to payments made in connection with the Take-Private Closing or Hospital Merger Closing), (ii) any restricted cash, (iii) cash and cash equivalents held on behalf of third parties, (iv) the amount (if any) by which the aggregate of all Swap Obligations represent an amount payable by the Homecare Entities (or plus the amount (if any) by which the aggregate of all Swap Obligations represent an amount due to the Homecare Entities), (v) any cash or cash equivalents held by any Non-Controlled Joint Venture or any other non-wholly owned Homecare Entity, and (vi) any cash or cash equivalents held by any captive insurance Subsidiary of a Homecare Entity.

“Claim” means any claim, suit, action or proceeding, whether civil, criminal, administrative, or investigative.

“Company Common Stock” has the meaning given to it in the Merger Agreement.

“Company Employee” on any date means an employee of the Company or any of its Subsidiaries on such date. A “former Company Employee” on any date means an individual who was a Company Employee but whose employment with the Company and its Subsidiaries terminated prior to such date.

“Company TEV” has the meaning given to it in the HomecareCo Equity Commitment Letters.

“Company Interests”, with respect to a Person, means the securities, warrants, equity interests, or other ownership or contingent ownership interests, promissory notes or other debt securities issued by or held in such Person.

“Contracts” means any written or oral contracts, agreements, licenses, notes, bonds, mortgages, indentures, evidence of Indebtedness, leases or other agreement or arrangement that is legally binding.

“Cornerstone” means the Cornerstone Insurance Company.

“End Date” has the meaning given to it in the Merger Agreement.

“Exclusive Homecare Benefit Plans” means those Benefit Plans in which the only participants are current or former Homecare Employees or to which only one or more Homecare Employees is subject or a party.

“Financing” has the meaning given to it in the Merger Agreement.

“Funded Homecare Benefit Liabilities” means Liabilities under the Benefit Plans to or in respect of any Person who is or was a Homecare Employee or a Transferring Employee (x) to the extent (but only to the extent) that such Liabilities arise on or prior to the Hospital Merger Closing and related assets are segregated for the payment thereof and retained by one or more of the Hospital Entities following the Homecare Transfers, or (y) to the extent (but only to the extent) that such Liabilities arise following the Hospital Merger Closing and payment in respect thereof is made by one or more of the Homecare Entities to the Hospital Entities for the payment thereof under the Transition Services Agreement, in each case, as agreed to by Parent and HospitalCo Parent.

“GAAP” means the United States generally accepted accounting principles.

“Gentiva” means Gentiva Health Services, Inc., a Delaware corporation.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Homecare Benefit Plans” means the Exclusive Homecare Benefit Plans and such other Benefit Plans as designated by Parent and HospitalCo Parent as Homecare Benefit Plans.

“Homecare Business” means the business, as operated and conducted by the Company and its Subsidiaries (and, after the Hospital Merger Closing, the HomecareCo Group) that primarily provides home health, hospice, and community care services and the assets of the Company and its Subsidiaries (and, after the Hospital Merger Closing, the HomecareCo Group) used or held for use in connection therewith.

“Homecare Converted Equity Awards” means each Replacement Cash Award (as defined in the Merger Agreement) held by a Homecare Employee or Transferring Employee immediately following the consummation of the transactions contemplated by Section 1.04 of this Agreement.

“Homecare Employees” means those Company Employees (other than Shared Services Employees) whose services exclusively relate to the Homecare Business or whom Parent and HospitalCo Parent mutually agree are “Homecare Employees”.

“Homecare Entities” means Gentiva, all of the direct and indirect Subsidiaries of Gentiva and the Transferred Homecare Entities.

“Homecare Intermediate” means Kentucky Homecare Intermediate, Inc., a Delaware corporation.

“Homecare IP” means all Intellectual Property, excluding Trademarks, owned by the HomecareCo Group Members immediately after Hospital Merger Closing.

“Homecare JV Agreement” means the Shareholders Agreement of Parent, Kentucky Homecare JV Holdings, LP, Humana Inc. and Parent dated as of Closing Date, as amended from time to time.

“Homecare LTIP Award” means each Replacement LTIP Cash Award (as defined in the Merger Agreement) held by a Homecare Employee or Transferring Employee immediately following the consummation of the transactions contemplated by Section 1.04 of this Agreement.

“Homecare Retention Awards” means the cash retention awards awarded to Homecare Employees in connection with the entry into the Merger Agreement.

“Homecare Sharing Percentage” has the meaning given to it in the HomecareCo Equity Commitment Letters.

“Homecare STIP Award” means each award granted to a Homecare Employee or Transferring Employee under the Company’s Short-Term Incentive Plan in respect of the Company’s 2018 fiscal year that is outstanding as of immediately prior to the consummation of the transactions contemplated by Section 1.04 of this Agreement.

“Homecare Taxes” means, without duplication, (i) all Tax Liabilities of the Company and its Subsidiaries (including the Homecare Entities) to the extent related to or to the extent arising from the ownership or operation of the Homecare Business or the Transferred Homecare Assets, whether arising prior to, on or after the Homecare Transfers, (ii) all Taxes of the Homecare Entities for any Post-Closing Tax Period and the Post-Closing Share of any Taxes of the Homecare Entities for any Straddle Period and (iii) Transfer Taxes, to the extent required to be borne by Parent under Section 7.06.

“Homecare Trademarks” means all Trademarks owned by the HomecareCo Group Members immediately after Hospital Merger Closing.

“HomecareCo Equity Commitment Letters” has the meaning given to it in the Merger Agreement.

“HomecareCo Group” means Parent and its Subsidiaries, excluding the Hospital Entities.

“HomecareCo Group Member” means any entity within the HomecareCo Group.

“Hospital Business” means the hospital division and rehabilitation services division primarily in hospitals and long-term care settings of the Company and its Subsidiaries.

“Hospital Entities” means the Company and all of the direct and indirect Subsidiaries of the Company, excluding the Homecare Entities.

“Hospital IP” means all Intellectual Property, excluding Trademarks owned by the HospitalCo Group Members immediately after Hospital Merger Closing.

“Hospital Merger Consideration” means an amount equal to the sum of (a) minus (b), where:

(a) =	the Company TEV plus the Homecare Financing Fees plus the Hospital Financing Fees plus the Shared Transaction Expenses plus the Net Funded Debt Difference

and

(b) =	the HomecareCo Debt Financing Proceeds plus the Homecare Equity Commitment Amount plus $150,000,000.

For the purposes of this definition of “Hospital Merger Consideration”, the terms “Company TEV”, “Homecare Financing Fees”, “Hospital Financing Fees”, “Shared Transaction Expenses”, “Net Funded Debt Difference”, “HomecareCo Debt Financing Proceeds” and “Homecare Equity Commitment Amount” shall have the meanings given to them in the HomecareCo Equity Commitment Letters.

“Hospital Sharing Percentage” means a percentage amount equal to (i) 100%, less (ii) the Homecare Sharing Percentage.

“Hospital Trademarks” means all Trademarks owned by the HospitalCo Group Members immediately after the Hospital Merger Closing.

“HospitalCo Group” means HospitalCo Parent and its Subsidiaries, including, after the Hospital Merger Closing, the Hospital Entities.

“HospitalCo Group Member” means any entity within the HospitalCo Group.

“HSR Act” the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any expected future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding such obligations incurred in the ordinary course of business), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (viii) any accrued and unpaid interest, prepayment fees or penalties or similar obligations of such Person payable in connection with the repayment of the foregoing and (ix) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person.

“Intellectual Property” means the following intellectual property rights in any jurisdiction worldwide, whether registered or unregistered: (i) patents (including all reissues, divisions, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications or other patent rights (“Patents”); (ii) copyrights and all registrations, applications for registration, and renewals for any of the foregoing (“Copyrights”); (iii) trademarks, service marks, trade names and trade dress, social media username (e.g., Twitter handles) and all registrations, applications and renewals for any of the foregoing, together with all goodwill associated with the foregoing (“Trademarks”); (iv) trade secrets and confidential business, technical and know-how information (“Trade Secrets”); and (v) Internet domain names and domain name registrations.

“IT Contract” means any Contract for the purchase, lease, or license of any equipment or software included in the IT Systems, and any development, support, maintenance, or other services related to the foregoing.

“IT Systems” means hardware, software, databases, network and telecommunications equipment, and other information technology and communications equipment, owned, leased or licensed by the Company or any of its Subsidiaries.

“Kentucky Healthcare Operating” means Kindred Healthcare Operating, Inc., a Delaware corporation, and its successors-in-interest, including after the LLC Conversion, Kindred Healthcare Operating, LLC, a Delaware limited liability company.

“KNCE” means Kindred Nursing Centers East, L.L.C., a Delaware limited liability company.

“KNCLP” means Kindred Nursing Centers Limited Partnership, a Delaware limited partnership.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements, criteria, policy or guideline enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due). For the avoidance of doubt, “Liability” includes Taxes, (including Taxes under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), but taking into account any previously paid amounts of estimated tax or prepaid tax.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations and other forms of security interest of any kind or nature whatsoever.

“Losses” means Liabilities, losses, damages, Order and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), but net of any insurance proceeds received; provided, that Losses described in Section 6.02(a) shall include a reduction of Parent’s Pre-Closing NOLs to the extent the cumulative amount of any such reductions attributable to Losses described in Section 6.02(a) exceeds the lesser of (i) the Hospital Sharing Percentage of Parent’s Pre-Closing NOLs and (ii) the amount of Parent’s Pre-Closing NOLs that have not, as of the date such Loss is finally determined, been claimed as a deduction on any Tax Return or been reduced as a result of an audit adjustment.

“Merger Consideration” has the meaning given to it in the Merger Agreement.

“Merger Sub Shares” has the meaning given to it in the Merger Agreement.

“ML5” has the meaning given to it in the Merger Agreement.

“NCD/ALF Business” means the nursing center division and assisted living facility operations of the Company and its Subsidiaries, including the skilled nursing facilities divested or to be divested pursuant to the SNF Transaction and the skilled nursing facilities to be closed after the date hereof.

“New LLC” has the meaning given to it in the Merger Agreement.

“New LP” has the meaning given to it in the Merger Agreement.

“Non-Controlled Joint Venture” has the meaning given to it in the Merger Agreement.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of, or settlement agreement or other written agreement with, a Governmental Entity.

“Parent’s Pre-Closing NOLs” means Parent’s U.S. federal net operating loss carryforwards as of the end of the day on the Closing Date, determined without regard to any adjustments made to such net operating loss carryforwards after the Closing Date; provided, for the avoidance of doubt, that Pre-Closing NOLs shall not include any net operating losses incurred after the Closing Date.

“Paying Agent” has the meaning given to it in the Merger Agreement.

“Payment Fund” has the meaning given to it in the Merger Agreement.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Post-Closing Share” means, with respect to a Straddle Period, (i) in the case of real, personal and intangible ad valorem Taxes, the total amount of such Taxes due for the Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period following the Closing Date, and the denominator of which is the total number of days in the Straddle Period, and (ii) in the case of all other Taxes, the amount of such Taxes that would be due if the taxable period of each applicable entity began on the day following the Closing Date and ended on the last day of the Straddle Period.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Put” has the meaning given to it in the Homecare JV Agreement.

“Put Closing” has the meaning given to it in the Homecare JV Agreement.

“Put/Call Closing Date” means the earlier of the date of the Put Closing or the Call Closing.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, accountants, attorneys, advisors, consultants and other representatives.

“Retained Business” means the business, operations, assets and liabilities of the Surviving Company and its Subsidiaries that remain after giving effect to the Separation Transactions, including the Hospital Business.

“Retained Liabilities” means any Liabilities (including for the avoidance of doubt, Tax Liabilities) of the Company and its Subsidiaries which are not Assumed Homecare Liabilities, other than (i) the Shared Company Transaction Liabilities to the extent that the HomecareCo Group would otherwise be liable for less than the Homecare Sharing Percentage of such Shared Transaction Liabilities, (ii) the Assumed Share of NCD/ALF Claims Tail, (iii) Liabilities of the Company or its Subsidiaries arising after the Closing in the course of providing services under the Transition Services Agreement, and (iv) Homecare Taxes.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation Transactions” means the transactions contemplated by Article I, including the KNCLP Contribution, KNCE Merger, LLC Conversion, the Homecare Transfers, the Hospital Transfers, the Gentiva Distributions and the Hospital Merger.

“Severance Costs” means the Liabilities for severance pay and termination benefits (including without limitation the cost of subsidized COBRA continuation coverage and outplacement benefits) arising by reason of the termination of employment of a Person.

“Shared Contracts” means Contracts that relate to, or are used in, (i) the operation of both the Homecare Business and the Retained Business, or (ii) the other operations of the Company and its Subsidiaries.

“Shared Company Transaction Liabilities” means, without duplication, (i) all Liabilities for costs and expenses in connection with the transactions contemplated by this Agreement and the Merger Agreement that are incurred by the Company and its Subsidiaries on or prior to the Hospital Merger Closing or arise from or relate to arrangements, agreements or commitments entered into or made by the Company or its Subsidiaries on or prior to the Hospital Merger Effective Time in connection with the transactions contemplated by this Agreement and the Merger Agreement, including Liabilities for filing fees and printing and mailing costs and other expenses incurred in connection with the Proxy Statement and the Company’s and its Subsidiaries’ efforts to comply with the pre-closing covenants and agreements contained in the Merger Agreement and this Agreement, fees and expenses of investment bankers, accountants, attorneys and other consultants and advisors and their out-of-pocket costs and expenses, costs and expenses relating to termination or prepayment of the Company’s Indebtedness in existence immediately prior to the Take-Private Closing, (ii) all Transaction Litigation and Appraisal Liabilities, (iii) all Liabilities for costs and expenses of the SNF R&W Policy incurred by the Company and its Subsidiaries, (iv) any and all change in control, consent fees, assignment fees or similar fees or expenses payable to any Third Party in connection with the consummation of the Take-Private Closing or the Hospital Merger Closing, including any such fees and expenses payable to Ventas pursuant to the ML5, and (v) any Severance Costs of the Shared Services Employees whose employment terminates (x) in connection with the consummation of the Separation Transactions by reason of identified redundancy, cost-savings or similar corporate synergies or (y) if applicable, by reason of such Shared Services Employee electing to terminate his or her employment with “good reason” under an applicable change-in-control or employment agreement, in the case of each of the foregoing clauses (x) or (y), within six (6) months following the Take-Private Closing, but, in each case, excluding fees and expenses to the extent exclusively related to or arising from the Homecare Business or the Hospital Business.

“Shared Services Employee” means each Company Employee who performs corporate-level and/or support services for or on behalf of both the Homecare Business and the Hospital Business.

“SNF Transaction” has the meaning given to it in the Merger Agreement.

“SNF Transaction Agreement” has the meaning given to it in the Merger Agreement.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (1) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (2) if no such governing body exists, a majority of the outstanding voting securities of such Person or (ii) with respect to which such first Person or any of its Subsidiaries is a controlling general partner or managing member of such Person.

“Swap Obligations” means the net obligations of (i) the Homecare Entities to any counterparty or (ii) any counterparty to the Homecare Entities, in each case, under any interest rate or currency swap or any other interest rate or currency hedging arrangement or derivative and determined as if such instrument were fully terminated and settled on the date of determination.

“Tax Agreement” means any agreement that provides for the allocation of Taxes among the Company and its Subsidiaries.

“Tax Returns” means any return, declaration, report or other document required to be filed with a taxing authority in respect of Taxes, including any schedule or attachment thereto.

“Taxes” means (i) all federal, state, local and foreign income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and (ii) Liability of another Person for amounts described in clause (i) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

“Transaction Litigation and Appraisal Liabilities” means Liabilities incurred by Company and its Subsidiaries arising from or relating to Claims that arise from or relate to the execution of this Agreement and the Merger Agreement, or the consummation of the transactions contemplated hereby and thereby, including any payments due to the pre-Take Private Closing stockholders of the Company to settle demands for appraisals of shares of Company Common Stock or in accordance with an Order requiring the Company to pay additional amounts in respect of Merger Consideration in connection with stockholders’ exercise of their appraisal rights under the Delaware General Corporation Law.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax).

“Transferred Homecare Assets” means, except as provided in the Transition Services Agreement, (i) all of the assets, properties and rights of the Company and the Hospital Entities exclusively related to the ownership of or used in the operation of the Homecare Business, including Contracts, Permits, Books and Records, Intellectual Property together with all associated Ancillary IP Rights, IT Systems and IT Contracts designated in the Transition Plan as to be assigned to Gentiva, and (ii) the assets, properties and rights set forth in Schedule 1.04(a)(i) (together with, in the case of Intellectual Property, all associated Ancillary IP Rights, and including without limitation the Homecare Benefit Plans and all assets related thereto).

“Transferred Homecare Companies” means the Persons listed on Schedule 1.04(a)(i).

“Transferred Homecare Company Agreement” means, with respect to each Transferred Homecare Company Interest, any subscription agreement, investor rights agreement, stockholder agreement, limited liability company operating agreement, limited partnership agreements and any other agreement, instrument or document to which a Hospital Entity is a party or which inures to the benefit of a Hospital Entity or by which a Hospital Entity is otherwise bound that governs the terms of such Hospital Entity’s ownership of such Transferred Homecare Company Interest or such Hospital Entity’s rights and obligations with respect to the applicable Transferred Homecare Company or Transferred Homecare Company Interest.

“Transferred Homecare Company Interests” means, collectively, the Company Interests in the Transferred Homecare Companies held by the Hospital Entities.

“Transferred Homecare Entity” or “Transferred Homecare Entity” means the Transferred Homecare Companies and each Subsidiary of a Transferred Homecare Company in which such Transferred Homecare Company, indirectly or indirectly, holds equity interests.

“Transferring Employees” means each of the Shared Services Employees identified by Parent and HospitalCo Parent as Transferring Employees in the Transition Plan.

“Ventas” has the meaning given to it in the Merger Agreement.

(b) In addition to the defined terms set forth in Section 8.14(a), each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below:

Accessible Information	Section 2.10
Agreement	Preamble
Amended and Restated Company Agreement	Section 1.08
Claim Date	Section 6.03(a)
Claim Notice	Section 6.03(a)
Closing Date	Section 1.06(a)
Company	Preamble
Company LLC Agreement	Section 1.08
Consent Required Contracts	Section 1.10(b)
Consent Required Shared Contract	Section 2.02(b)
Controlling Party	Section 6.03(b)
DGCL	Recitals
Guarantee and Credit Support Arrangements	Section 2.03(c)
Gentiva	Recitals
Gentiva Distributions	Section 1.05
Homecare Credit Support	Section 2.03(c)
Homecare Guarantees	Section 2.03(c)
Homecare Transfers	Section 1.04(a)
HomecareCo Group Indemnified Persons	Section 6.01
Hospital Credit Support	Section 2.03(a)
Hospital Guarantees	Section 2.03(a)
Hospital Merger	Section 1.06
Hospital Merger Closing	Section 1.06
Hospital Merger Effective Time	Section 1.06
Hospital Merger Sub	Preamble
Hospital Names	Section 2.05
Hospital Proprietary Name Rights	Section 2.05
HospitalCo Group Indemnified Persons	Section 6.02(a)
HospitalCo Parent	Preamble
Indemnified Person	Section 6.03(a)
Indemnifying Party	Section 6.03(a)
Intercompany Accounts	Section 2.09
IP License Agreement	Section 2.05(b)
KNCE Merger	Section 1.02
KNCLP Contribution	Section 1.01
LLC Act	Recitals
LLC Conversion	Section 1.03
Loss Portfolio Transfer Reinsurance Policy	Section 2.08

Merger Agreement	Recitals
Merger Consideration Savings Amount	Section 2.12
Merger Sub	Recitals
Non-Controlling Party	Section 6.03(b)
Non-Transferred Asset	Section 2.04(b)
Novated Unallocated WC Tail	Section 2.06(c)
Objection Notice	Section 6.03(a)
Parent	Preamble
Party or Parties	Preamble
Pre-Closing Restructuring Actions	Section 2.13
SNF R&W Policy	Section 2.07(a)
Surviving Company	Section 1.06
Take-Private Closing	Recitals
Take-Private Merger	Recitals
Tax Accountant	Section 2.03
Third Party	Section 6.03(a)
Third-Party Claim	Section 6.03(a)
Trademark License Agreement	Section 2.05(a)
Transferee Party	Section 2.04(b)
Transferor Party	Section 2.04(b)
Transition Plan	Section 2.01(a)

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Kindred Healthcare, Inc.

By:	/s/ Joseph L. Landenwich

Name: Joseph L. Landenwich
Title: General Counsel and Corporate Secretary

Kentucky Homecare Holdings, Inc.
By: /s/ Michael LaGatta Name: Michael LaGatta Title: Vice President

Kentucky Hospital Holdings, LLC
By: /s/ Michael LaGatta Name: Michael LaGatta Title: Vice President

Kentucky Hospital Merger Sub, Inc.
By: /s/ Michael LaGatta Name: Michael LaGatta Title: Vice President

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